Exhibit 4.1

[LOGO]

October 21, 2003

TO:	The CCBCC Bank Lenders

FROM:	Citibank, N.A (Administrative Agent)

RE: U.S. $125,000,000 Credit Agreement dated as of December 20, 2002 with Coca-Cola Bottling Co. Consolidated (the “Company”)

The Company has requested a waiver of certain provisions of the Credit Agreement to the extent required to enable the Company to consummate a proposed corporate reorganization.

Enclosed for your information is a letter from the Company to the Administrative Agent describing the purposes of the reorganization. A proposed form of Waiver is attached to this Memorandum.

In addition to enabling the Company to effect the reorganization, the Waiver would add Sections 4.01(n) (Subsidiaries) and 4.01(o) (Material Agreements) as “Excluded Representations” for borrowing purposes.

If you are prepared to grant the requested Waiver, please authorize the Administrative Agent to execute and deliver the Waiver in substantially the form attached hereto by entering the name of your institution below and signing and returning a copy of this Memorandum by telecopy to Joseph O’Hara, Esq., at Milbank, Tweed, Hadley & McCloy LLP (at Telecopy No: 212-822-5427) no later than 2:00 p.m., New York City time, on Friday, October 24, 2003.

CITIBANK, N.A., as Administrative Agent

By:	/s/ David L. Harris
Title:	DAVID L. HARRIS Vice President

We authorize the Administrative Agent to execute and deliver on our behalf the aforesaid Waiver in substantially the form attached hereto.

Cooperatieve Central Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch

By:	/s/ Tamira S. Treffers-Herrera
Name:	Tamira S. Treffers-Herrera
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

Date: 10/28/03

We authorize the Administrative Agent to execute and deliver on our behalf the aforesaid Waiver in substantially the form attached hereto.

Wachovia Bank, National Association Name of Bank

By:	/s/ Anthony Braxton

Name:	Anthony Braxton
Title:	Director

Date: October 24, 2003

We authorize the Administrative Agent to execute and deliver on our behalf the aforesaid Waiver in substantially the form attached hereto.

Branch Banking and Trust company Name of Bank

By:	/s/ Stuart M. Jones
Name:	Stuart M. Jones
Title:	Senior Vice President

Date: 10/23/03

We authorize the Administrative Agent to execute and deliver on our behalf the aforesaid Waiver in substantially the form attached hereto.

Citibank, N.A. Name of Bank

By:	/s/ David L. Harris

Name:	David L. Harris
Title:	Vice President

Date: Oct. 23, 2003

We authorize the Administrative Agent to execute and deliver on our behalf the aforesaid Waiver in substantially the form attached hereto.

Fleet National Bank Name of Bank

By:	/s/ Michael A. Palmer
Name:	Michael A. Palmer
Title:	Senior Vice President

Date: 10/23/03

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October 24, 2003

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Attention: Clifford M. Deal, III

Dear Tripp:

Reference is made to the U.S. $125,000,000 Credit Agreement dated as of December 20, 2002 (the “Credit Agreement”) among Coca-Cola Bottling Co. Consolidated (the “Company”), certain banks, and Citibank, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement have their respective defined meanings when used herein.

You have advised us that the Company is in the process of reorganizing its corporate structure in order to operate more efficiently and effectively. The transactions proposed in order to effect such reorganizations are described on Annex 1 hereto. The transactions described in Annex 1 hereto are herein collectively called the “Corporate Reorganization”.

You have requested the waiver of certain provisions of the Credit Agreement as necessary to permit the Corporate Reorganization without contravention of the Credit Agreement.

Accordingly, the Administrative Agent, acting on behalf of, and with the prior written consent of the Majority Lenders, agrees as follows:

(1) The Administrative Agent hereby waives the provisions of Sections 5.01(d), 5.01(j) and 5.01(m) of the Credit Agreement solely to the extent required to permit the Company to (a) consummate the Corporate Reorganization in substantially the manner described in Annex 1 hereto and (b) carry out such additional, ancillary transactions with respect to Subsidiaries of the Borrower, each of a kind similar to those described in said Annex 1, as the Borrower may in good faith deem necessary in furtherance of the Corporate Reorganization and consistent with the purposes thereof. In addition, the Administrative Agent acknowledges that (x) any Subsidiary that, pursuant to the Corporate Reorganization or the transactions entered into pursuant to clause (b) above and as permitted hereby, ceases to exist shall no longer be deemed to be a “Material Subsidiary” despite being listed on Schedule IV to the Credit Agreement and

(y) Schedule VI to the Credit Agreement is hereby modified to add CCBCC Operations, LLC and CCBCC Vending, LLC effective as of the date hereof and to add CCBCC Fleet, LLC effective upon its formation.

(2) The Administrative Agent agrees that the definition of “Excluded Representations” set forth in Section 1.01 of the Credit Agreement is hereby modified to read as follows:

“‘Excluded Representations’ means the representations and warranties set forth in Section 4.01(f), Section 4.01(g), Section 4.01(n) and Section 4.01(o).”

(3) By its signature below, the Company represents and warrants that, on the date hereof and after giving effect to the Corporate Reorganization and any other transaction entered into pursuant to clause l (b) above, no Default will have occurred and be continuing.

(4) The Company agrees to notify the Administrative Agent of the consummation of the Corporate Reorganization and of any transaction entered into pursuant to clause 1(b) above, promptly after the occurrence thereof, and to provide to the Administrative Agent on or before June 30, 2004 revised Schedules IV and VI to the Credit Agreement reflecting the results of the transactions permitted hereby (and said Schedules IV and VI shall automatically be deemed modified accordingly). The Administrative Agent shall promptly provide to each Lender a copy of each notice, and of the revised Schedules IV and VI, received by it pursuant hereto.

(5) This Waiver shall take effect on the date hereof.

(6) Except as expressly modified hereby, the Credit Agreement shall remain unchanged and in full force and effect.

(7) This Waiver shall be governed by and construed in accordance with the law of the State of New York.

Very truly yours, CITIBANK, N.A., as Administrative Agent acting on behalf of and with the prior written consent of the Majority Lenders

By	/s/ David L. Harris
Title:	DAVID L. HARRIS Vice President

ACKNOWLEDGED, ACCEPTED AND AGREED TO BY:

COCA-COLA BOTTLING CO. CONSOLIDATED

By	/s/ Clifford M. Deal, III

Title:	Vice President and Treasurer

Annex 1

COCA-COLA BOTTLING CO. CONSOLIDATED

(“Consolidated”)

2003 Subsidiary Reorganization Plan

The 2003 Subsidiary Reorganization Plan (the “Plan”) will result in the reconfiguration of the subsidiary structure of the Corporation from that diagramed on Exhibit A-1 (the current structure) to the resulting structure outlined on Exhibit A-2. The Plan will be implemented in a series of steps intended to be completed by the end of the Corporation’s fiscal year ending in December, 2003. The general parameters of the Plan are set forth below.

The proper officers of the Corporation are authorized and directed to implement the particulars of the Plan in such manner as they determine to be in the best interest of the Corporation, including making determinations as to the timing and sequence of various elements of the Plan (which may differ from the order presented below). Those officers also are authorized and directed to abandon any element of the Plan that they determine is no longer compatible with the purposes of the Plan, based on information developed following the adoption of the Plan.

A glossary of abbreviated entity descriptions used herein appears at the end of the Plan.

A.	Operations LLC Formation.

Operations LLC, a new Delaware limited liability company (wholly-owned by Consolidated), will be formed and organized to house and operate various inventory and operating assets.

B.	Columbus Bottling/Panama City Bottling Reorganization.

1.	Panama City Bottling will merge with and into Columbus Bottling, with PCBC (formerly a wholly-owned subsidiary of Panama City Bottling) becoming a wholly-owned subsidiary of Columbus Bottling.

2.	Columbus Bottling will merge with and into Operations LLC, with PCBC and COBC (formerly a wholly-owned subsidiary of Columbus Bottling) becoming wholly-owned subsidiaries of Operations LLC.

3.	As a result, Panama City Bottling and Columbus Bottling will cease to exist as entities, with their respective assets, liabilities and contractual relationships being transferred, by operation of law, to Operations LLC.

C.	Mobile Bottling/CC Beverage Reorganization

1.	Mobile Bottling will merge with and into Beverage Packing.

2.	Beverage Packing will merge with and into Operations LLC.

3.	As a result, Mobile Bottling and Beverage Packing will cease to exist as entities, with their respective assets, liabilities and contractual relationships being transferred, by operation of law, to Operations LLC.

D.	Roanoke Bottling /West Virginia Bottling Reorganization.

1.	West Virginia Bottling will sell its 1% membership interest in Consolidated Leasing to Tennessee Production.

2.	West Virginia Bottling will merge with and into Roanoke Bottling, with WVBC (formerly a wholly-owned subsidiary of West Virginia Bottling) becoming a wholly-owned subsidiary of Roanoke Bottling.

3.	Roanoke Bottling will merge with and into Operations LLC, with WVBC and ROBC (formerly a wholly-owned subsidiary of Roanoke Bottling) and LYBC (formerly a wholly-owned subsidiary of Roanoke Bottling) becoming wholly-owned subsidiaries of Operations LLC.

4.	As a result, West Virginia Bottling and Roanoke Bottling will cease to exist as entities, with their respective assets, liabilities and contractual relationships being transferred, by operation of law, to Operations LLC.

E.	Additional Operating Subsidiary Reorganizations.

l.	The following additional operating entities will be merged with and into Operations LLC:

Consolidated Volunteer
Carolina Bottling
Reidsville Transaction

2.	As a result, (i) each of those entities will cease to exist, with all their assets, liabilities and contractual relationships being transferred, by operation of law, to Operations LLC, (ii) 49% of the interest in Nashville Bottling will be owned by Operations LLC, and (iii) the following subsidiaries of the merged entities will become additional direct subsidiaries of Operations LLC:

Tennessee Production
NABC
Heath Oil
MOBC
SUBC

F.	Intangibles Subsidiary Reorganizations.

1.	Operations LLC will distribute to its parent (Consolidated) stock of various entities received by Operations LLC in conjunction with the operating subsidiary reorganizations referenced in Parts B, C and E above (thereby making each a wholly-owned entity of Consolidated):

COBC

LYBC

MOBC

NABC

PCBC

ROBC

SUBC

WVBC

2.	The following wholly-owned subsidiaries of Consolidated will merge with and into Consolidated:

COBC

ECBC

LYBC

MOBC

NABC

PCBC

ROBC

SUBC

WCBC

WVBC

Jackson Acquisitions

Metrolina

As a result, each of those entities will cease to exist, with all of their assets, liabilities and contractual relationships being transferred, by operation of law, to Consolidated.

G.	Nashville Bottling Reorganization.

1.	Consolidated will contribute its 51% interest in Nashville Bottling to Operations LLC.

2.	As a result, Nashville Bottling will be dissolved as a partnership (all interests then being owned by Operations LLC).

H.	Consolidated Leasing Reorganization.

1.	Consolidated will contribute its 99% membership interest in Consolidated Leasing to Operations LLC, which Operations LLC will contribute to a newly formed entity, Vending LLC, in exchange for a 99% membership interest in Vending LLC.

2.	Tennessee Production will contribute its 1% membership interest in Consolidated Leasing to Vending LLC in exchange for a 1% membership interest in Vending LLC.

3.	Consolidated Leasing will dissolve and distribute its assets to its parent company, Vending LLC.

4.	Vending LLC will operate the ongoing vending leasing business, primarily with Operations LLC.

I.	Miscellaneous Components.

1.	Category Management will liquidate and distribute its assets to its owners, Consolidated (99%) and Roanoke Bottling (1%).

2.	Whirl-I-Bird will merge with and into Operations LLC.

J.	Contribution of Additional Assets by Consolidated to Operations LLC

Consolidated will contribute to the capital of Operations LLC its 99% membership interest in Chesapeake Treatment and various operating assets, deemed advisable for transfer by the officers, currently held by Consolidated, including certain vehicles, production equipment, furniture and fixtures.

J.	Glossary of Abbreviated Terms.

Abbreviated Term	Complete Name	State of Incorporation or Formation
Beverage Packing	CC Beverage Packing, Inc.	DE
Carolina Bottling	Carolina Coca-Cola Bottling Co.	DE
Case Advertising	Case Advertising, Inc.	DE
Category Management	Category Management Consulting, LLC	NC
Chesapeake Treatment	Chesapeake Treatment Company, LLC	NC
COBC	COBC, Inc.	DE
Columbus Bottling	Columbus Coca-Cola Bottling Co.	DE
Consolidated	Coca-Cola Bottling Co. Consolidated	DE
Consolidated Leasing	Consolidated Leasing, LLC	NC
Consolidated Volunteer	Consolidated Volunteer, Inc.	DE
ECBC	ECBC, Inc.	DE
Jackson Acquisitions	Jackson Acquisitions, Inc.	DE
LYBC	LYBC, Inc.	DE
Metrolina	Metrolina Bottling Company	DE
MOBC	MOBC, Inc.	DE
Mobile Bottling	Coca-Cola Bottling Company of Mobile, LLC	AL
NABC	NABC, Inc.	DE
Nashville Bottling	Nashville Coca-Cola Bottling Partnership	TN
Operations LLC	CCBCC Operations, LLC	DE
Panama City Bottling	Panama City Coca-Cola Bottling Co.	FL
PCBC	PCBC, Inc.	DE
Reidsville Transaction	Reidsville Transaction Corporation	DE
Roanoke Bottling	Coca-Cola Bottling Co. of Roanoke, Inc.	DE
ROBC	ROBC, Inc.	DE
SUBC	SUBC, Inc.	DE
Tennessee Production	Tennessee Soft Drink Production Company	TN
Vending LLC	CCBCC Vending, LLC	DE
WCBC	WCBC, Inc.	DE
West Virginia Bottling	The Coca-Cola Bottling Company of West Virginia, Inc.	WV
Whirl-I-Bird	Whirl-I-Bird, Inc.	TN
WVBC	WVBC, Inc.	DE